Exhibit 99.1

Press Release For immediate release
Invesco Mortgage Capital Inc. Announces Increase in Share Repurchase Program and Provides Update on Residential and Commercial Loan Investments Contact: Bill Hensel, 404-479-2886

Atlanta – December 2, 2013 – Invesco Mortgage Capital Inc. (NYSE: IVR) (the “Company”) today announced its Board of Directors (“Board”) has authorized the Company to repurchase an additional 20 million shares of its common stock with no stated expiration date. During the fourth quarter of 2013, purchases related to the share repurchase program authorized by the Board in December 2011 totaled approximately $102.9 million, representing approximately 6.84 million shares for an average price of $15.02.

The shares are expected to be repurchased from time to time through privately negotiated or open market transactions, including pursuant to trading plans in accordance with Rules 10b5-1 and 10b-18 under the Securities Exchange Act of 1934, as amended, or by any combination of such methods. The manner, price, number and timing of share repurchases will be subject to a variety of factors, including market conditions and applicable U.S. Securities and Exchange Commission rules.

In addition, the Company today provided an update on investments in residential and commercial loans.

Residential Loans

The Company purchased an interest in a securitized pool of recently originated prime residential mortgage loans with an aggregate unpaid principal balance of approximately $300 million. The pool consists of 398 fixed rate loans with an original term to maturity of 30 years. The Company will consolidate the underlying assets and liabilities of the securitization trust for financial statement reporting purposes.

Commercial Loans

The Company has increased its investment in floating rate commercial real estate loans and mezzanine loan pass-through certificates to approximately $108 million. During the fourth quarter, the Company has closed on two floating rate commercial real estate loan investments totaling approximately $39 million. The loans consisted of an approximately $20 million senior loan secured by a Palm Beach hotel and an approximately $19 million mezzanine loan secured by a pledge of the equity interests in a portfolio of hotels.

“We are pleased that we continue to create value for our shareholders by funding residential and commercial loans and by deploying capital to repurchase shares,” said Richard King, President and Chief Executive Officer.

About Invesco Mortgage Capital Inc.

Invesco Mortgage Capital Inc. is a real estate investment trust that focuses on financing and managing residential and commercial mortgage-backed securities and mortgage loans. Invesco Mortgage Capital Inc. is externally managed and advised by Invesco Advisers, Inc., a subsidiary of Invesco Ltd. (NYSE: IVZ), a leading independent global investment management firm. Additional information is available at www.invescomortgagecapital.com.

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